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                                                                     EXHIBIT 3.2


                      AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT


     THIS AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT is entered into by and among Sentinel Acceptance Corporation, a Florida Corporation (the "General Partner"); and Four Star Financial Services, LLC, a California limited liability company (the "Limited Partner").

                                       RECITALS

     A. This Amendment is effective with respect to the Sentinel Financing Ltd., LP Limited Partnership Agreement entered into by and between Sentinel Acceptance Corporation and Sentinel Acceptance Ltd., LP; a copy of which is attached hereto as Exhibit "A."

     B. The Limited Partner, Sentinel Acceptance Ltd., LP, hereby assigns, hypothecates, and transfers its limited partnership interest to Four Star Financial Services, LLC hereby. Such Assignment is approved by the General Partner by its execution hereof.

     C. The Assignee, Four Star Financial Services, LLC intended by execution of this Agreement to become a limited partner and to be bound by the provisions of the Sentinel Financing Ltd., LP Limited Partnership Agreement and separately deliver to the General Partner opinion of legal counsel that such transfer does not violate applicable state or federal securities laws or any other applicable laws. It is intended that the release of Sentinel Acceptance Ltd., LP, as a limited partner, and the transferring of its interest under this Agreement shall be subject to the provisions of Section 620.117 and Section 620.136 of the Florida Act.

     D. Sentinel Acceptance Ltd., LP hereby agrees to the Amendment of the Limited Partnership Agreement and the assignment of its interest hereunder by its execution of this Amendment.

     Now, therefore, it is hereby agreed as follows:

     1.   AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT.

          Pursuant to Paragraph 14 of the Sentinel Financing Ltd., LP Limited Partnership Agreement, the Agreement is hereby amended as follows:

          a) All reference to "Limited Partner" shall refer to Four Star Financial Services, LLC.

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          b)   Paragraph 2 of the Agreement "Place of Business" is hereby amended to delete "210 North University Drive, Suite 800, Coral Springs, Florida 33071", and insert "601 Gateway Boulevard, Suite 260, South San Francisco, CA 94080.

          c) Paragraph 8.2 of the Agreement shall be amended and modified to delete reference to Sentinel Acceptance Ltd., LP in subparagraph (b) thereof.

          d) Paragraph 10.1(a) of the Agreement is hereby amended to read in its entirety as follows:

               "10.1  CONTROL AND LIMITED LIABILITY

               (a) The Limited Partner shall not take part in the management or control of the Partnership business or transact any business on behalf of the Partnership and shall have no power to sign for or bind the Partnership."

          e) Paragraph 12.6 of the Agreement shall be modified to add the following language: "Except as provided for in the Portfolio Servicing Agreement."

     In Witness Whereas, the undersigned have executed this Agreement as of this 20th day of March, 1998.

"General Partner"                  "Assignor"

Sentinel Acceptance Corporation    Sentinel Acceptance Ltd., LP

                                   By:  Sentinel Acceptance Corporation,
                                        General Partner

By:  Jonathon W. Hollandsworth
   ---------------------------
Title:  President                  By:  Jonathon W. Hollandsworth
                                      --------------------------------
                                   Title:  President


"Limited Partner"

Four Star Financial Services, LLC


By:  Mark F. Cohn
   -------------------------------
Title:  Executive Vice President &
         General Counsel